                                                                    EXHIBIT 16.1

                        [Arthur Andersen LLP Letterhead]

May 16, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the first through fourth paragraphs of Item 4 included in the Current Report on Form 8-K/A dated May 16, 2002 of mPhase Technologies, Inc. ("mPhase") to be filed with the Securities and Exchange Commission and are in agreement with the statement in the first paragraph that Arthur Andersen LLP was dismissed by mPhase on May 8, 2002 and the statements contained in the second through fourth paragraphs.


Very truly yours,

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP

cc:  Martin S. Smiley
     mPhase Technologies, Inc.